RESIDENTIAL ASSET SECURITIES CORPORATION
                        Company

            RESIDENTIAL FUNDING CORPORATION
                    Master Servicer
           Mortgage Pass-Through Certificates
                    Series 1995-KS4




            Supplement dated December 27, 1995
                          to
      Prospectus Supplement dated December  21, 1995
                          and
              Prospectus dated June 22, 1995



Under the heading Pooling and Servicing Agreement -
Servicing and Other Compensation and Payment of Expenses in the Prospectus Supplement dated December 21, 1995, the fourth sentence is replaced in its entirety by the following:

     The primary compensation to be paid to the Master
Servicer in respect of its master servicing activities will be 0.08% per annum of the outstanding principal balance of each Mortgage Loan, except that with respect to 2.2% of the Mortgage Loans (by aggregate principal balance as of the Cut-off Date) such amount will be 0.125% per annum, with respect to 14.7% of the Mortgage
Loans (by aggregate principal balance as of the Cut-off
Date) such amount will be 0.25% per annum and with respect to 0.4% of the Mortgage Loans (by aggregate principal balance as of the Cut-off Date) such amount will be 0.33% per annum.




THIS SUPPLEMENT SUPERSEDES ALL PREVIOUS SUPPLEMENTS
DELIVERED IN CONNECTION WITH THE CERTIFICATES AND MUST BE
DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS
SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN
CONJUNCTION THEREWITH.